SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act Of 1934

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L.B. Foster Company

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L.B. FOSTER COMPANY 415 Holiday Drive Pittsburgh, Pennsylvania 15220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 21, 2009

To the Shareholders:

L.B. Foster Company will hold its annual shareholders’ meeting at the Company’s principal executive offices at 415 Holiday Drive, Pittsburgh, Pennsylvania on Thursday, May 21, 2009, at 11:00 AM, local time, for the purposes of:

1. Electing a board of seven directors for the ensuing year.

2.	Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2009.

3. Any other matters that properly come before the shareholders at the meeting.

Shareholders are cordially invited to attend the meeting. Only holders of record of common stock at the close of business on March 20, 2009, will be entitled to vote at the meeting or at any adjournment thereof.

We are pleased to be using the new U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their shareholders over the Internet. We believe that this new process will expedite shareholders’ receipt of proxy materials and lower the costs of our annual meeting. On or about April 9, 2009, we mailed to our shareholders a notice containing instructions on how to access our 2009 Proxy Statement and 2008 Annual Report and how to vote. The notice also included instructions on how to receive a paper copy of the annual meeting materials, including the Annual Report, proxy statement and proxy card.

Stan L. Hasselbusch
President and Chief Executive Officer

Pittsburgh, Pennsylvania
April 9, 2009

L.B. FOSTER COMPANY

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of L.B. Foster Company (the “Company”) for use at the May 21, 2009, annual meeting of shareholders and at any adjournment thereof. This proxy statement, the enclosed form of proxy and the Company’s 2008 Annual Report to Shareholders were available to shareholders on the internet at www.proxyvote.com or mailed on or about April 9, 2009.

The presence, in person or by proxy, of the record holders of a majority of the Company’s outstanding common stock is necessary to constitute a quorum. At the close of business on March 20, 2009, the record date for entitlement to vote at the meeting (“Record Date”), there were 10,139,714 shares of common stock outstanding. A quorum will require the presence, in person or by proxy, of the holders of at least 5,069,858 shares. Where a shareholder’s proxy or ballot indicates that no vote is to be cast on a particular matter (including broker non-votes) the shares of such shareholder are nevertheless counted as being present at the meeting for the purposes of the vote on that matter.

Only holders of record of the common stock at the close of business on the Record Date are entitled to notice of and to vote at the meeting or at any adjournment thereof. Such shareholders will have one vote for each share held on that date. The common stock does not have cumulative voting rights in the election of directors.

Directors shall be elected by a plurality of the votes cast from the shares present in person or represented by proxy at the meeting. Accordingly, abstentions and broker non-votes will have no effect on the election. Broker non-votes are not considered to be votes cast.

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accountants for 2009. The Company will consider the affirmative vote of a majority of the shares of common stock present and cast in person or by proxy, as a ratification of this appointment. As a result, abstentions have the same effect as a vote against the ratification, but broker non-votes will have no effect.

If the enclosed form of proxy is properly executed and returned, it will be voted as directed. If no directions are given, the proxy will be voted FOR the election of the seven nominees named herein, and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2009. The proxy confers discretionary authority to vote on other matters to Lee B. Foster II, Chairman of the Board, and Stan L. Hasselbusch, President and Chief Executive Officer.

If your shares are held in “street name” (i.e. held for your account by a broker or other nominee), you should receive instructions from the holder of record on voting your shares.

If voting instructions representing shares in the Company’s 401(k) plan are received but no indication is provided as to how those shares are to be voted, those shares are nonetheless counted as being present at the meeting and will count toward achievement of a quorum.

The cost of soliciting proxies will be borne by the Company. Officers or employees of the Company may solicit proxies by mail, telephone, e-mail or facsimile. The Company does not expect to pay any compensation for the solicitation of proxies, but under arrangements made with brokers, custodians, nominees and fiduciaries to send proxy material to the beneficial owners of shares held by them, the Company may reimburse their expenses.

If you are a shareholder of record, you may vote your shares of common stock by telephone or through the Internet. You may also vote your shares by mail. Please see the notice mailed to you for specific instructions on how to cast your vote by any of these methods.

If you are a beneficial owner of the Company’s common stock, and not the shareholder of record (for example your common stock is registered in “street name” with a brokerage firm), you must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke or change a proxy. You should contact the shareholder of record directly for more information on these procedures.

Votes submitted via the Internet or by telephone must be received by 11:59 PM EST, on May 20, 2009. Submitting your vote via the Internet or by telephone will not affect your right to vote in person should you attend the annual meeting. You may change your vote or revoke your proxy as described above or by submitting a valid, subsequent vote by telephone or through the Internet, by submitting another properly signed proxy which bears a later date, or by attending the annual meeting and voting in person.

ELECTION OF DIRECTORS

A board of seven directors is to be elected to serve until the next annual meeting of shareholders and until their successors are elected and qualified. Information concerning the nominees is set forth below.

Nominee

Lee B. Foster II	Mr. Foster, age 62, has been a director of the Company since 1990 and Chairman since 1998. He was the Chief Executive Officer of the Company from May 1990 until January 2002. Mr. Foster is a director of Wabtec Corporation, which manufactures components for locomotives, freight cars and passenger transit vehicles and provides aftermarket services.
Stan L. Hasselbusch	Mr. Hasselbusch, age 61, has been Chief Executive Officer and a director of the Company since January 2002, and President of the Company since March 2000.
Peter McIlroy II	Mr. McIlroy, age 66, was elected as a director in May 2008. Mr. McIlroy has been a director and Chief Executive Officer of Robroy Industries, a manufacturer of electrical products, since 1993.
G. Thomas McKane	Mr. McKane, age 65, was elected as a director in May 2006. Mr. McKane was Chairman of the Board of A.M. Castle & Co. a metal and plastics service center business, from January 2006 to April 2007 and was Chief Executive Officer of A.M. Castle & Co. from May 2000 until February 2007. Mr. McKane is also a director of American Woodmark Corporation, a cabinet manufacturer.

Nominee

Diane B. Owen	Ms. Owen, age 53, has been elected as a director of the Company since May 2002. She has been Vice President – Corporate Audit of H.J. Heinz Company, an international food company, since April 2000.
William H. Rackoff	Mr. Rackoff, age 60, has been a director of the Company since 1996. Since 1995, Mr. Rackoff has been President and Chief Executive Officer of ASKO, Inc., which manufactures custom engineered tooling for the metalworking industry.
Suzanne B. Rowland	Mrs. Rowland, age 47, was elected as a director in May 2008. Ms. Rowland has been a consultant since 2008 for Energy and Environmental Enterprises, Inc., which provides management consulting services to large industrial customers. From April 2006 until July 2007 Ms. Rowland was Vice President Strategy and New Business Development for J.M. Huber Corporation, a company with holdings in specialty chemicals, building materials and natural resources. Ms. Rowland was Vice President and Global Business Director for Rohm and Haas Company, a special materials technology company, from 2003 to 2006.

The Board of Directors nominated the foregoing nominees after the Nomination and Governance Committee had recommended their nominations to the Board of Directors. The nominees have expressed their willingness to serve as directors, if elected. However, should any of the nominees be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board of Directors, or the number of directors may be reduced by appropriate action of the Board.

The Board of Directors recommends that you vote “FOR” each of the foregoing nominees.

RATIFICATION OF AUDIT COMMITTEE’S APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

Ratification of Appointment of Independent Registered Public Accountants

The firm of Ernst & Young LLP has served as the Company’s independent registered public accountants or as independent auditors since 1990 and has been appointed by the Audit Committee of the Board of Directors as the Company’s independent registered public accountants for the fiscal year ending December 31, 2009. Although action by the shareholders in this matter is not required by the Company’s By-laws or otherwise, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment in light of the important role played by the independent registered public accountants. If the shareholders fail to ratify the selection, the Audit Committee will investigate the reasons for shareholder rejection and consider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different firm at any time during the year if the Committee determines that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends that you vote “FOR” ratification of Ernst & Young LLP’s appointment.

STOCK OWNERSHIP

The following table shows the number of shares of common stock beneficially owned on the Record Date by:

•	each person who has reported beneficial ownership of more than 5% of the Company’s common stock;

•	each director or nominee for director;

•	each named executive officer (“NEO”) in the Summary Compensation Table on page 23; and

•	all directors and executive officers as a group.

Information concerning the owners of more than 5% of the Company’s outstanding common stock is based upon their reports furnished to the Company and may not be current.

	Number of
	Shares	Percent of
Stock Ownership	Owned(a)	Shares(b)

More Than 5% Shareholders:
Advisory Research Inc.(c)	520,455	5.13
Barclays Global Investors, NA.(d) and Barclays Global Fund Advisors(d)	552,378	5.45
Keely Asset Management Corp.(e)	1,746,205	17.22
Keely Small Cap Fund(e)	1,070,000	10.55
Nominees for Directors:
Lee B. Foster II	186,068	1.83
Stan L. Hasselbusch	66,382	*
Peter McIlroy II	3,250	*
G. Thomas McKane	8,750	*
Diane B. Owen	27,296	*
William H. Rackoff	47,296	*
Suzanne B. Rowland	2,250	*
Certain Executive Officers:
Donald L. Foster	4,072	*
Senior Vice President, Construction Products
David J. Russo	9,063	*
Senior Vice President, Chief Financial Officer and Treasurer
Kevin R. Haugh	131	*
Vice President, Concrete Products
John F. Kasel	6,056	*
Senior Vice President, Operations and Manufacturing
All Directors and Executive Officers as a Group	412,032	4.01

*	Less than one percent of the Company’s outstanding common stock

(a)	This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power, whether or not beneficially owned. It also includes shares which the named person or group had the right to acquire within 60 days after the Record Date through the exercise of stock options (50,000 for Mr. Lee B. Foster II, 10,000 for Ms. Owen, 30,000 for Mr. Rackoff, 2,500 for Mr. Donald Foster, 1,000 for Mr. Russo and 122,750 for the directors and executive officers of the Company as a group). The column also includes the share equivalents contained in the 401(k) plan maintained by the Company (31,719 for Mr. Lee B. Foster II, 25,040 for Mr. Hasselbusch, 260 for Mr. Donald Foster, 923 for Mr. Russo, 131 for Mr. Haugh, 4,744 for Mr. Kasel and 42,653 for the executive officers as a group). Mr. Lee B. Foster II also holds an indirect interest in 5,000 shares held in an investment plan maintained by a separate company.

(b)	The percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after the Record Date have been acquired and are outstanding.

(c)	The address of Advisory Research, Inc. is 180 North Stetson Street, Suite 5500, Chicago, IL 60601.

(d)	The address of Barclays Global Investors, NA. and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, CA 94105. These companies together have investment power over 552,378 shares.

(e)	The address of Keely Asset Management Corp. and Keely Small Cap Fund is 410 South LaSalle Street, Chicago, IL 60608. Keely Asset Management Corp. and Keely Small Cap Value Fund share beneficial ownership of 1,070,000 shares, which shares are included in the 1,746,205, of which Keely Asset Management Fund has sole investment power.

DIRECTORS’ COMPENSATION TABLE 2008

The following table sets forth directors’ compensation for 2008, except for Mr. Hasselbusch, whose 2008 compensation is set forth in the Summary Compensation Table on page 23. During 2008, no stock options were granted and no non-equity incentive compensation was awarded to the named directors. However, as of December 31, 2008, Mr. Foster held 50,000 stock options, Ms. Owen held 10,000 stock options and Mr. Rackoff held 30,000 stock options.

	Fees Earned
	or Paid	Stock	All Other
Name	in Cash[1]	Award[2]	Compensation[3]	Total[4]

Lee B. Foster II	$131,392	$57,068	$11,206	$199,666
Peter McIlroy II	$33,152	$57,068	—	$90,220
G. Thomas McKane	$51,908	$57,068	—	$108,976
Diane B. Owen	$50,908	$57,068	—	$107,976
Suzanne B. Rowland	$31,152	$57,068	—	$88,220
William H. Rackoff	$52,408	$57,068	—	$109,476

[1]	Beginning in June 2008, the base annual fees of the respective chairmen of the Audit Committee, the Nomination and Governance Committee and the Compensation Committee were raised from $31,500 to $42,500. The base annual fee for other outside directors was increased from $29,000 to $40,000. Outside directors also received $1,000 for each Board meeting attended, $500 for each committee meeting attended (of which the director is a member) and $500 for each telephonic Board or committee (of which the director is a member) meeting in which the director participated. Lee B. Foster II, who was an employee of the Company through May 2008, had received, while an employee and Chairman of the Board, a salary of $165,000 per annum plus benefits. Commencing May 28, 2008, the fees for Lee B. Foster II, Chairman of the Board of Directors, were a base annual fee of $85,000 and a $2,000 fee for each Board meeting attended, and $1,000 for each telephonic Board meeting attended, together with medical benefits for him and his wife.

[2]	On May 28, 2008 (the date of the Company’s 2008 annual shareholders’ meeting) each outside director was awarded 1,750 shares of the Company’s common stock. Since the awards were fully vested on the grant date, the aggregate grant date fair value of each stock award to the Company’s non-employee directors is reflected in the “Stock Awards” column of the table based on the compensation cost recognized in 2008 for financial statement reporting purposes and computed in accordance with SFAS 123(R). For a discussion of valuation assumptions, see Note 1 of the Company’s 2008 Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. When a director is elected or re-elected, he or she will receive the lower of 3,500 shares or such lesser amount as shall be determined by the Board of Directors. The Board has determined that the grant to each outside director, including Lee B. Foster II, re-elected at the May 21, 2009, annual shareholders’ meeting (or an adjournment thereof) will be reduced to 1,750 shares.

[3]	Mr. Foster was both Chairman of the Board and an employee until May 28, 2008, at which time he was no longer an employee. Mr. Foster’s other compensation included such things as the Company match to the 401(k), a contribution to the SERP and medical benefits.

[4]	The Company reimburses outside directors for expenses associated with travel to and attendance at Board of Directors’ meetings. This reimbursement and other expenses associated with travel to and attendance at Board of Directors’ meetings are not included in the table.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS’ FEES

Ernst & Young LLP’s (“E&Y”) aggregate fees (including out-of-pocket expenses) billed for fiscal 2008 and 2007 for each of the following categories of services are set forth below:

	2008	2007

Audit fees (includes audits and reviews of the Company’s fiscal year audit and interim reviews)	$410,432	$408,393
Audit-related fees (primarily audits of the Company’s various employee benefit plans)	$28,172	$25,054
Tax fees (federal and state)	$16,000	$14,000
Total fees	$454,604	$447,447

The Audit Committee reviews summaries of services provided by E&Y and the related fees and has concluded that E&Y’s provision of certain audit-related services is compatible with maintaining E&Y’s independence. All services are pre-approved by the Audit Committee.

CORPORATE GOVERNANCE

The Board and Board Meetings

The Board of Directors consists of seven directors. During 2008, the Board held ten meetings, five of which were telephonic. The Board has determined that all of the directors except Messrs. Foster and Hasselbusch, qualify as “independent” as defined by applicable NASDAQ rules. In making this determination, the Board has concluded that none of these directors has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

During 2008, each director attended at least 75% of the total number of meetings (held during the period served) of the Board and all committees on which he or she served.

The directors regularly have attended shareholders’ meetings without a formal policy on attendance and the Company does not believe that a formal policy is required. All of the directors attended the 2008 annual meeting of shareholders.

Communications with Directors

Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-managerial directors as a group may do so by writing to L.B. Foster Company, 415 Holiday Drive, Pittsburgh, PA 15220, Attn: Chairman of the Board or Attn: Outside Directors. The Secretary of the Company shall review all such correspondence and shall regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deal with the functions of the Board or committees thereof or that he otherwise determines requires the Board’s attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing are directed to the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Committees

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nomination and Governance Committee. Each member of these committees is independent as defined by applicable NASDAQ rules. Each of the committees has a written charter approved by the Board.

Audit Committee

The Audit Committee is composed of Ms. Owen (Chairman), Mr. McIlroy, and Ms. Rowland. The Board has designated Ms. Owen as the Audit Committee’s “financial expert” under applicable SEC rules.

The Audit Committee, which held seven meetings (two of which were telephonic meetings) during 2008, is responsible for overseeing, with management, the work and findings of the independent registered public accounting firm, as well as the effectiveness of the Company’s internal auditing department, the adequacy of the Company’s internal controls and the accounting principles employed in financial reporting. The Audit Committee also is responsible for the appointment and compensation of the independent registered public accounting firm. The Committee’s charter is posted on the Company’s website, www.lbfoster.com.

The Audit Committee also is responsible for reviewing and, if appropriate, approving transactions with related persons. Under the Company’s written policy, no employee, officer or director is to participate in any transaction (subject to various exceptions including exceptions for stock ownership in a publicly traded company and participation in a transaction solely as an employee, director or shareholder of the Company) with the Company without the Audit Committee’s approval. The Company’s written policy on related person transactions may be found in its Legal & Ethical Conduct Policy at the Company’s website.

Compensation Committee

The Compensation Committee is composed of Messrs. Rackoff (Chairman), McKane and McIlroy.

This Committee, which met on seven occasions (one of which was a telephonic meeting) in 2008, is responsible for reviewing and recommending for approval significant employee benefit programs, determining officer compensation, reviewing and recommending for approval certain organizational changes and granting equity awards.

The Compensation Committee makes decisions regarding executive compensation and these decisions are then ratified by the Board of Directors. The Committee’s charter is available at the Company’s website. The Committee does not delegate its authority to any third party.

The Compensation Committee currently uses a “Comparator Group”, identified in the Compensation Discussion and Analysis on page 10, and survey data as a tool to establish competitive compensation for the Company’s executive officers.

The Committee has retained Towers Perrin to provide consulting services on the Company’s compensation practices and appropriate levels of and structures for executive compensation.

The Compensation Committee gives significant weight to the Chief Executive Officer’s recommendations regarding other executive officers’ compensation; such other executive officers are not present when the compensation is being determined. With respect to the Chief Executive Officer’s compensation, the Compensation Committee may solicit the Chairman of the Board’s views, but does not defer to the Chairman’s views. The Chief Executive Officer is not present when his compensation is being determined.

Nomination and Governance Committee

The Nomination and Governance Committee is composed of Messrs. McKane (Chairman) and Rackoff and Ms. Owen.

This Committee, which met on four occasions in 2008, is responsible for overseeing corporate governance, proposing director nominees to the full Board, recommending which directors should serve on various Board committees and recommending who should serve as Chairman of the Board and Chairman of each of the Board’s committees. This Committee also recommends to the full Board appropriate compensation for non-employee directors.

The Nomination and Governance Committee endeavors to create a Board of Directors consisting of individuals who are financially literate and whose experiences and backgrounds will enable the Board of Directors to provide meaningful counsel to and oversight of management. The Nomination and Governance Committee seeks to recommend, to the full Board, nominees who will create and maintain a Board of Directors that satisfies applicable legal and regulatory requirements. In support of these goals, the Committee oversees a program for the Directors’ continuing education, which includes seminars focused on strategic and governance issues. The Committee’s Charter is available on the Company’s website.

In selecting nominees for election to the Board of Directors, the Nomination and Governance Committee will consider submissions from shareholders. A shareholder wishing to recommend a nominee may notify the Company’s Secretary or any member of the Nomination and Governance Committee in writing and provide whatever supporting material the shareholder considers appropriate. Submissions should be sent to the Company’s principal executive offices, 415 Holiday Drive, Pittsburgh, PA 15220, Attn: Secretary.

The Nomination and Governance Committee determines appropriate levels of compensation for the outside directors following essentially the same process as the Compensation Committee follows to determine compensation for executive officers. The Nomination and Governance Committee used survey information as a tool to determine appropriate levels of director compensation.

The Nomination and Governance Committee’s members also may confer with other directors to obtain information on competitive compensation practices. The Committee used such information, together with other Companies’ compensation practices, to exercise its subjective judgment in determining appropriate levels of compensation. The Committee then makes recommendations to the Board for ratification by the full Board. The Committee does not delegate its responsibilities to any third party.

Code of Conduct and Ethics

The Company adopted a written code of conduct and ethics that applies to all the Company’s directors, officers and employees, including its chief executive officer, chief financial officer and chief accounting officer. A current copy of the code, titled “Legal and Ethical Conduct Policy”, is posted on the Company’s website.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors, and none of them is a present or past employee or officer of the Company or any of its subsidiaries. No member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K of the Securities and Exchange Commission (“SEC”). The Company’s executive officers have not served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers have served on the Company’s Board or Compensation Committee.

Section 16(a) Beneficial Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports with the SEC on their transactions in and holdings of Company common stock and to provide copies of such reports to the Company. Based on its review of such copies, the Company believes that all of its directors and executive officers complied with these filing requirements.

Ownership Guidelines For Outside Directors

The Company’s outside directors are expected to own Company common stock valued at least 3 times their respective annual cash compensation as a director within five years of first being elected to the Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Company attempts to retain and attract talented and qualified executives. The Board of Directors’ Compensation Committee (the “Committee”) pursues this goal through its recommendations for executive officer compensation, which recommendations are approved by the Board of Directors. The Committee’s compensation philosophy is to reward initiative and positive results. Unless otherwise indicated, all Committee actions or determinations have been approved by the Board.

The Committee aligns executive officer compensation with the Company’s performance and the creation of long-term stockholder value. Accordingly, a significant portion of executive officers’ compensation is variable and earned under incentive plans that are based on the Company’s performance and the value delivered to the Company’s stockholders.

When making decisions on its recommendations for executive compensation, the Committee takes into account the executive’s entire compensation package. While the Committee has not established any policy on allocating an executive’s total compensation package between current year and long-term compensation or between cash and equity, the Committee attempts to structure its executives’ compensation into a competitive package that aligns total compensation with corporate performance.

Executive officers’ compensation includes base salary, annual incentive awards, and long-term incentive awards. Base salaries are set with reference to the 50th percentile of data for positions of similar responsibility. Annual incentive compensation is based on goals, or targets, established by the Board after considering the Company’s prior year performance, planned current year performance and anticipated market conditions for the current year.

In October 2007, the Committee retained Towers Perrin to conduct a comprehensive review of the Company’s executive compensation program. Their research and analysis indicated that the long-term incentive portion of the executives’ compensation packages had not been competitive nor aligned with the Company’s desired positioning. Accordingly, the Committee, commencing in early 2008, increased long-term incentive opportunities through the regular issuance of common stock, both time and performance based, for long-term incentive awards. This decision met the Committee’s goal of increasing stock ownership levels and enhancing retention among our executive team.

The Committee has continued to consult with Towers Perrin to assist the Committee in the evaluation of the Company’s executive compensation practices.

Comparator Group

Each year, to assist in its compensation decisions, and to determine medians for overall compensation and each pay component, the Committee used market data drawn from the following surveys: (i) market compensation surveys from Towers Perrin, Mercer, Watson Wyatt; (ii) the CompAnalyst by Salary.com survey provided by the Company’s internal human resources department; and (iii) the compensation practices of the “Comparator Group” described below.

Due to the Company’s product mix and distinct manufacturing and distribution functions, the Committee does not believe the Company has true “peers” among publically traded organizations. Accordingly, the Committee, upon Towers Perrin’s recommendation, used certain publically traded companies that were, in some respect, comparable to the Company (the “Comparator Group”). These companies were selected based on the following criteria: (i) revenues ranging from $250 million to $1.2 billion; (ii) industrial companies, many with a distribution segment; and (iii) assets of less than $1.0 billion and annual asset turnover (revenue/total assets) of greater than 1.0.

In 2007, the Committee approved the following Comparator Group: A.M. Castle & Co., Circor International, Inc., Empire Resources, Inc., NN, Inc., Olympic Steel, Inc., Koppers Holdings, Inc., Wabtec Corp., Greenbrier Companies, Inc., American Railcar Industries, Inc., Lawson Products, Inc., Haynes International Inc., Skyline Corp., Northwest Pipe Company, Insteel Industries, Houston Wire & Cable Co., RBC Bearings, Inc., DXP Enterprises, Inc., Synalloy Corp., and Portec Rail Products, Inc. The Committee removed Industrial Distribution Group, Inc., from the Comparator Group because the company is no longer a publicly traded organization and therefore proxy disclosures are no longer available.

The Comparator Group’s proxy disclosures provide a point of reference for the Committee’s compensation decisions. The Committee does not, however, require that compensation be set within any range of percentiles.

Compensation Decision Recommendations

After considering the pay practices of other organizations (as derived from the Comparator Group proxy disclosures and compensation surveys), the Committee exercises its judgment in making decisions on executive compensation components, including the amount and the allocation of compensation.

The Committee believes that a significant portion of an executive’s compensation should be delivered through performance-based incentive compensation components. The Committee has identified meaningful financial and shareholder performance objectives that align with the business strategy of the Company. The Committee uses annual financial performance metrics and goals as the basis for motivating and rewarding executives through the Company’s incentive plans. In addition, the Committee believes that an increase in the Company’s stock price is the best means of rewarding shareholders and executives over the long-term.

The Company’s incentive plans (annual and long-term) are targeted to reward executives at an amount as determined by the Committee, based on their review of appropriate market data as described above. If the Company’s performance exceeds goals and expectations, the incentive plans are designed to pay above the targeted level. If the Company’s performance falls below goals and expectations, the incentive plans are designed to pay below the targeted level. If actual performance falls below a certain threshold level, the incentive plans are designed to pay nothing.

The following table shows the allocation of compensation between each element:

		Fixed(1)	Variable(2)
			Cash Target	Long-Term
		Cash Base	Annual	Target Equity
Executive	Year	Salary	Incentive	Compensation
Stan L. Hasselbusch	2008	39%	25%	36%

Donald L. Foster	2008	52%	21%	27%

David J. Russo	2008	52%	24%	24%

Kevin R. Haugh	2008	59%	20%	21%

John F. Kasel	2008	51%	20%	29%

(1)	Includes base salary earned in 2008 as disclosed in the Summary Compensation Table on page 23.

(2)	Percentages calculated based on amounts disclosed in the Grants of Plan-Based Awards Table on page 25.

Specific Components of Named Executive Officer Compensation

While the preceding “Overview” described the Company’s overall approach to executive compensation, the remainder of this discussion will focus on how these general policies specifically affected the NEOs listed in the Summary Compensation Table on page 23.

For the Company’s fiscal year ended December 31, 2008, the Company’s NEOs were Stan L. Hasselbusch, Donald L. Foster, David J. Russo, Kevin R. Haugh and John F. Kasel.

Salary

Previously, the NEO’s were eligible for salary reviews at 12 month intervals based on their starting or promotion date with the Company. Starting in March 2008, the Company adopted a more simplified approach where all salaried employees will receive an annual salary review in March of each year. The Company believes that a single review date will promote more accurate assessments of its employees’ relative performances. In 2009, however, the Company, in response to the current difficult economic climate, has deferred salary reviews until at least June 30, 2009.

Using proxy data from the Comparator Group and compensation surveys as guidelines, the Committee determines competitive salaries for the NEOs. The Committee gives significant weight to the Chief Executive Officer’s performance assessments and salary adjustment recommendations for other NEOs. The NEO’s salaries, other than Mr. Haugh’s (Mr. Haugh joined the Company in February 2008), were last adjusted in March 2008, with salary increases ranging from 5.8% to 10.5%. The adjustments partially were attributable to the NEOs having had different periods of time between their previous salary adjustments and March 2008. These salary increase levels were also used to narrow competitive gaps that were apparent during the Committee’s assessment of executive salaries relative to the competitive market.

The Committee normally adjusts the salary of the Chief Executive Officer (“CEO”) based upon its interpretation of the above mentioned guidelines and its assessment of the CEO’s performance (taking into account the health of the Company’s various markets). The Committee may also solicit recommendations and insights regarding Mr. Hasselbusch’s performance from the Chairman of the Board, Lee B. Foster II. Due to the economic climate, Mr. Hasselbusch voluntarily requested that the Committee temporarily reduce his salary by ten percent effective January 1, 2009. The Committee, while recognizing Mr. Hasselbusch’s continued excellent performance, reluctantly granted Mr. Hasselbusch’s request and plans to review his salary later in 2009.

2008 Annual Incentive Program

In May 2008, the Corporation’s shareholders approved the L.B. Foster Executive Annual Incentive Compensation Plan (“Annual Plan”). Pursuant to the Annual Plan, the Committee established 2008 Performance Measures and Goals (“2008 Goals”). Annual incentive awards for 2008 were based upon the extent to which Corporate and/or individual operating units approached or surpassed target levels of “Pre-Tax Income”5 and, for Corporate only, “ROIC”6 The Committee believes these two measures appropriately reflect the profitability of the Company and holds management accountable for the efficient use of Company capital.

Corporate’s targeted Pre-Tax Income was set at $30,664,000 under the 2008 Goals and targeted ROIC was set at 15%. For 2008, Corporate Pre-Tax Income was $37,108,000 and actual Corporate ROIC was 17.6%. For the NEOs whose bonus award was based, in part, on an operating unit’s performance,

5  “Pre-Tax Income” meant the pre-tax income for the Corporation or, as applicable, for an operating unit determined in accordance with generally accepted accounting principles, but excluding: (i) the “Milestone Payments” or other amounts, if any, paid to the former shareholders (and their respective successors and assigns) of the Dakota Minnesota and Eastern Railroad Corporation (“DM&E”) arising from or in connection with the 2007 merger of the DM&E; (ii) all gains or losses arising from sales of capital assets when the sale or purchase price for an individual asset exceeds $50,000; (iii) all expenses, costs, profits, losses or gains attributable to (a) the sale; other than sales of inventory in the ordinary course of business, of more than 25% of the assets of an “Operating Unit” or 50% of the assets of a component in the Fiscal Year, or (b) the acquisition of a business in 2008 for a purchase price of more than $1M; (iv) with respect to operating units only, the costs of the Plan; (v) interest, investment gains or losses arising from cash or marketable securities of $105M; and (vi) interest expense related to use of funds in excess of $105M, during the Fiscal Year in connection with the purchase of a business or businesses for more than an aggregate purchase price(s) of $105M; provided, however, that the loss of investment income due to the use of funds in excess of $105M shall be added back to calculate pre-tax income with such funds being deemed to have earned interest at the effective average interest rate attained by the Corporation for the Fiscal Year from the date such funds are so utilized. Notwithstanding the foregoing, in the event more than 25% of the assets of an operating unit or 50% of the assets of a component are sold, excluding sales of inventory in the ordinary course of business, during the Fiscal Year, such component’s or operating unit’s, as applicable, pre-tax income shall be eliminated from all calculations, together with the component’s or operating unit’s, as applicable, profits, losses and pre-tax income for the Fiscal Year.
6  “ROIC” meant, with respect to the Fiscal Year, after tax earnings from continuing operations before interest income and interest expense and amortization charges (tax affected using the effective corporate tax rate) and excluding: (i) all “Milestone Payments” or other amounts, if any, paid to the former shareholders (and their respective successors and assigns) of the DM&E arising from or in connection with the 2007 merger of the DM&E; (ii) all gains or losses arising from sales of capital assets when the sale or purchase price for an individual asset exceeds $50,000; and (iii) all expenses, costs, losses, and gains attributable to (a) the sale, excluding sales of inventory in the ordinary course of business, of more than 25% of the assets of an “Operating Unit” or, more than 50% of the assets of a component, or (b) the acquisition of a business for a purchase price exceeding $1M, divided by an average of month end total assets less the sum of cash, marketable securities and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles.

actual performance exceeded their targets as well. This resulted in bonus awards paid above target as seen in the Summary Compensation Table. The 2008 Goals provided that awards payable under the plan be included in the calculation of both Corporate Pre-Tax Income and Corporate ROIC.

Corporate and each operating unit were expected to achieve targeted levels of income and, as to Corporate, ROIC under the 2008 Goals, but with it becoming increasingly difficult to attain levels of Pre-Tax Income and/or ROIC above target(s). It was anticipated to be unlikely, although possible, for a NEO to receive a maximum award.

For the 2008 annual incentive program each NEO was assigned the following target opportunity as a percent of base salary:

Target Percentage

Stan L. Hasselbusch	65%
Donald L. Foster	40%
David J. Russo	45%
Kevin R. Haugh	35%
John F. Kasel	40%

A Participant’s base salary was multiplied by this target percentage to obtain a “Target Award”. The table below illustrates the performance measures used for 2008 and the allocation assigned to each NEO:

		Stan L.	David J. Russo	Donald L. Foster
	Metric	Hasselbusch	and John F. Kasel	and Kevin R. Haugh
FINANCIAL PERFORMANCE AWARDS	Corporate ROIC	25%	25%	—

	Pre-Tax Income - Corporate	75%	55%	20%

	Operating Unit Pre-Tax Income	—	—	60%

INDIVIDUAL PERFORMANCE AWARDS	Personal Objectives	—	20%	20%

Financial performance awards are designed to comply with Section 162(m) of the Internal Revenue Code (“Code”), while individual performance awards may not satisfy Section 162(m) requirements.

The Financial Performance Awards were adjusted upward or downward based on the actual attainment of targeted Pre-Tax Income and ROIC as set forth below:

Incentive Income Multiplier (Corporate/Operating Unit)

% of Targeted Pre-Tax	Corporate or Operating
Income Achieved	Unit Multiplier

140% and Over	200.0%
135%	187.5%
130%	175.0%
125%	162.5%
120%	150.0%
115%	137.5%
110%	125.0%
105%	112.5%
100% (target)	100.0%
90%	73.0%
80%	47.0%
70%	20.0%
Less than 70%	0.0%

ROIC Multiplier

ROIC Achieved	Corporate Multiplier

21.00% and Over	200.00%
20.25%	187.50%
19.50%	175.00%
18.75%	162.50%
18.00%	150.00%
17.25%	137.50%
16.50%	125.00%
15.75%	112.50%
15.00% (target)	100.00%
13.65%	73.00%
12.35%	47.00%
11.00%	20.00%
Less than 11.00%	0.00%

Individual performance awards are based on criteria established by the CEO, but with the awards being paid only after the Committee had reviewed and approved the performance criteria and the resulting awards. The criteria for individual performance awards varied, including such things as: for Mr. Foster, working capital management and customer satisfaction; for Mr. Russo, reducing risk management expense and improving days sales outstanding; for Mr. Haugh, improving customer satisfaction; and

for Mr. Kasel, improved corporate safety and reducing plant expense. The Committee concluded, upon Mr. Hasselbusch’s recommendation, that the NEO’s substantially had achieved their performance goals.

Omnibus Incentive Plan

The Omnibus Incentive Plan, as amended, was approved by the Company’s shareholders in May 2008. This plan provides for the issuance of up to 500,000 shares of the Company’s common stock, which may include newly-issued or treasury shares, through the exercise of stock options or the award of shares of common stock. The Omnibus Plan also provides for the award of performance grants.

The Committee, after consultation with Towers Perrin, contemplated approving annual grants of equity. This program consists of two components: time vested restricted stock and performance units. The objectives of this program are to provide NEOs with incentive to remain with the Company, provide a means for executives to build ownership in the Company and align the value of awards with the Company’s long-term financial performance. A new three year performance period begins at the start of each year, creating overlapping three year performance periods.

The time vested restricted stock grants were designed to align NEO compensation and Company performance by making some of the compensation incentive opportunity dependent upon appreciation of shareholder value. Equity grants are also designed to promote retention of talented executives and build their ownership in the Company.

The performance share units were designed to align compensation and Company performance by making the preponderance of NEO long-term incentive compensation over each three year performance period based upon the Company’s return on invested capital (ROIC)7.

After consulting survey data furnished by Towers Perrin, the Committee determined to issue equity in the form of unvested common stock and performance share units, for the initial three year performance period 2008-2010, inclusive, valued at target as follows:

Stan L. Hasselbusch	$500,000
Donald L. Foster	$120,000
David J. Russo	$120,000
Kevin R. Haugh	$70,000
John F. Kasel	$120,000

The Committee plans to review performance goals and targets annually for each successive three year performance period. In 2009, the Committee determined to use the same target values and financial metrics for the performance period 2009-2011, inclusive.

7   For purposes of the three year performance period 2008-2010, ROIC for each year means: (a) after tax earnings from continuing operations before interest income and interest expense and amortization charges (tax affected using the effective corporate tax rate) and excluding all “Milestone Payments” or other amounts, if any, paid to the former shareholders (and their respective successors and assigns) of the DM&E arising from or in connection with the 2007 merger of the DM&E, divided by (b) an average of month end total assets less the sum of cash, marketable securities and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles.

In 2008, approximately 25% of the long-term incentive awards were distributed through the issuance of unvested common stock (“Restricted Shares”), which generally will be forfeited if a participant is not employed by the Company on March 6, 2012, or four years from the date of grant. Using a value of $43.91/share (the average closing price of the Company’s stock on trading days between February 18 and February 29, 2008), the Committee awarded amounts of such forfeitable stock to each NEO. The remaining 75% of an NEO’s long-term incentive award was in the form of “Performance Share Units” which, for the performance period from 2008-2010, inclusive, will be converted into Company common stock based upon the Company’s average ROIC over the three year performance period. The NEOs were awarded the following Restricted Shares and Performance Share Units:

	Restricted	Performance
Name	Shares	Share Units

Stan L. Hasselbusch	2,847	8,540
Donald L. Foster	683	2,053
David J. Russo	683	2,053
Kevin R. Haugh	399	1,195
John F. Kasel	683	2,053

“Average ROIC” for the three year performance period will be calculated by adding together the annual ROIC percentages and dividing by three. The Average ROIC target for the 2008-2010 performance period is 16%. The Committee determined “Average ROIC” was the performance measure most aligned with shareholders’ interests over the long-term.

The number of Performance Share Units to be earned at the end of the performance period and awarded to a participant in common stock shall be determined by multiplying the participant’s Performance Share Units by the “Percent of Performance Share Units” that corresponds to the Company’s “Average ROIC” for the three year performance period:

	ROIC
		Percent of
Level of		Performance Share
Performance	Average ROIC	Units Earned

Below Threshold	Below 12.0%	0%
Threshold	Equal to 12.0%	50%
Target	Equal to 16.0%	100%
Outstanding	Equal to or Greater than 20.0%	200%

Annual Incentive Plan for 2009

Pursuant to the Annual Plan, the Committee approved the 2009 Performance Measures and Goals (“2009 Goals”) under which annual incentive awards for 2009 will be based upon the extent to which Corporate and/or individual operating units approach or surpass, applicable thresholds for, “Pre-Tax Income”8, “Free Cash Flow”9, “EBITDA”10 and, for Corporate only, “ROIC”11. The Committee included the new metrics, “Free Cash Flow” and, for one operating unit, EBITDA because the Committee wanted

8  “Pre-Tax Income” shall mean the pre-tax income for the Corporation or, as applicable, for an Operating Unit for the Fiscal Year, but determined in accordance with generally accepted accounting principles, including 100% of the applicable LIFO charge or credit but excluding: (i) the “Milestone Payments” or other amounts, if any, paid to the former shareholders (and their respective successors and assigns) of the DM&E arising from or in connection with the 2007 merger of the DM&E; (ii) all gains or losses arising from sales of capital assets when the sale or purchase price for an individual asset exceeds $50,000; (iii) all expenses, costs, profits, losses or gains attributable to (a) the sale; other than sales of inventory in the ordinary course of business, of more than 25% of the assets of an “Operating Unit” or 50% of the assets of a Component in the Fiscal Year, or (b) the acquisition of a business in 2009 for a gross purchase price of more than $1M; (iv) with respect to Operating Units only, the costs of the Plan; and (v) interest, investment gains or losses arising from cash or marketable securities of $105M. Notwithstanding the foregoing, in the event more than 25% of the assets of an Operating Unit or 50% of the assets of a Component are sold, excluding sales of inventory in the ordinary course of business, during the Fiscal Year, such Operating Unit’s or Component’s, as applicable, Planned Pre-Tax Income shall be eliminated from all calculations (if a stipulated amount of a Component’s assets are sold, the Operating Unit’s Planned Pre-Tax Incentive Income and Corporate Planned Pre-Tax Income shall be reduced to the extent of the Component’s Planned Pre-Tax Income), together with the Component’s or Operating Unit’s, as applicable, profits, losses or Pre-tax Income for the Fiscal Year.
9  “Free Cash Flow” shall mean the sum of net cash provided by (or used in) operating activities, and proceeds from capital asset sales, reduced by capital expenditures on property plant and equipment as adjusted for unusual gains or losses or other transactions outside of the ordinary course of business.
10 “EBITDA” (Earnings before interest, taxes, depreciation and amortization) shall mean for any period (a) income from continuing operations excluding certain items detailed below; (b) plus income tax expense; (c) plus interest expense; (d) minus interest income; (e) plus depreciation expense; and (f) plus amortization expense. Excluded items are: (i) the “Milestone Payments” or other amounts, if any, paid to the former shareholders (and their respective successors and assigns) of the DM&E arising from or in connection with the 2007 merger of the DM&E; (ii) all gains or losses arising from sales and all expenses, costs, profits, losses or gains attributable to (a) the sale; other than sales of inventory in the ordinary course of business, of more than 25% of the assets of an “Operating Unit” or 50% of the assets of a Component in the Fiscal Year, or (b) the acquisition of a business in 2009 for a gross purchase price of more than $1M; and (iii) with respect to Operating Units only, the costs of the Plan. Notwithstanding the foregoing, in the event more than 25% of the assets of an Operating Unit or 50% of the assets of a Component are sold, excluding sales of inventory in the ordinary course of business, during the Fiscal Year, such Operating Unit’s or Component’s, as applicable, Planned and Actual Pre-Tax EBITDA shall be eliminated from all calculations.
11 “ROIC” shall mean, with respect to the Fiscal Year: (A) after tax earnings from continuing operations before interest income and interest expense and amortization charges (tax affected using the effective corporate tax rate) and excluding: (i) all “Milestone Payments” or other amounts, if any, paid to the former shareholders (and their respective successors and assigns) of the DM&E arising from or in connection with the 2007 merger of the DM&E; (ii) all gains or losses arising from sales of capital assets when the gross sale or purchase price for an individual asset exceeds $50,000; and (iii) all expenses, costs, profits, losses, gains, attributable to (a) the sale, excluding sales of inventory in the ordinary course of business, of more than 25% of the assets of an “Operating Unit” or, more than 50% of the assets of a Component, or (b) the acquisition of a business for a gross purchase price exceeding $1M, divided by (B) an average of month end total assets less the sum of cash, marketable securities and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles.

management to focus more heavily on the generation of cash. In addition, the Committee created more rigorous standards for achieving higher awards related to Pre-Tax Income, while lowering the threshold for minimum awards. The Committee lowered planned ROIC from the levels in the 2008 Goals in recognition of the difficult economic conditions anticipated for 2009.

Retirement Plans

The Company’s 401(k) and Profit Sharing Plan, a defined contribution retirement plan, qualifying under Section 401(k) of the Code and covering all salaried employees, includes an automatic enrollment provision, two year vesting, and immediate eligibility and Company match. In 2008, the Company matched the first 1% of the employee’s compensation, then matched 50% of the employee’s next 6% of contribution. For 2008, the Company also made a discretionary contribution of $1M to the 401(k) which will be shared by participants based primarily on their respective compensation and, to a lesser extent, years of service, subject to Code limitations. The Company’s contributions for 2008 to the 401(k) for Messrs. Hasselbusch, Foster, Russo, Haugh and Kasel are included in the Summary Compensation Table.

The Company also maintains a Supplemental Executive Retirement Plan under which executive officers may accrue benefits unavailable under the 401(k) because of Code limitations. These benefits are also included in the Summary Compensation Schedule.

The Company maintains these retirement plans in order to provide a competitive opportunity for its employees to obtain a secure retirement.

Other Compensation Plans

At various times in the past, the Company has adopted certain employee benefit plans in which NEOs have been permitted to participate. The Company also provides certain executive officers with life, long-term disability and health insurance programs. The incremental cost to the Company of the NEOs’ benefits provided under these programs is included in the Summary Compensation Table. Benefits under these plans are not directly or indirectly tied to Company performance.

The Company also provides limited perquisites to the NEOs which may include cash car allowances or use of a leased car and membership in athletic or social clubs. The Company believes that these perquisites tend to promote the Company’s image, to provide outlets for interaction between the Company’s executives and the Company’s vendors/suppliers and other business associates and/or to encourage healthy activities. The Company’s incremental costs for these perquisites are included in the Summary Compensation Table.

The Company does not offer post-retirement health coverage to the NEOs.

Right of Recovery

The Company has adopted policies regarding the adjustment or recovery of awards or payments in the event that the Company is required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement or if the performance measures upon which they are based are restated or otherwise adjusted with respect to Performance Share Units awarded in 2008 under the Omnibus Plan.

Ownership Guidelines

The Company has adopted equity ownership requirements or guidelines. Within the later to occur of five years of being elected to the office or 2013, the CEO is expected to own stock valued at least 5 times his salary. Senior Vice Presidents are expected to own stock valued at least 2.5 times their respective salaries, and Vice Presidents and the Controller are expected to own stock valued at least 1.5 times their respective salaries. Shares that count toward the equity ownership requirements include all vested or unvested shares and unearned performance share units at target. Unexercised stock options are not included for ownership purposes.

Change in Control

On December 9, 2008, the Board of Directors, upon the prior recommendation of the Board’s Committee, adopted the L.B. Foster Company Key Employee Separation Plan which may provide certain severance payments upon a change in control of the Company. The Committee believes that providing severance in a change in control situation is beneficial to shareholders so that executives may remain indifferent when evaluating a transaction that may be beneficial to shareholders yet could negatively impact the continued employment of the executive. The Company has selected its officers as participants in the Plan. The current participants include Stan L. Hasselbusch, Donald L. Foster, David J. Russo, Kevin R. Haugh, John F. Kasel and the Company’s other officers. In the event a participant’s employment terminates, (subject to certain exceptions) due to a “Change in Control” of the Company, each participant is to receive the participant’s base salary plus the average of the participant’s annual cash bonuses paid or due and payable over the prior three calendar years multiplied by a “Benefit Factor”. The participants’ Benefit Factors are:

Benefit Factor

Chief Executive Officer and Sr. Vice Presidents	2
Vice Presidents and Controller	1

Each participant also will be paid all amounts otherwise owed to the participant, and $15,000 for outplacement services. Medical, dental and vision insurance will be maintained for specified durations. A participant will not be entitled to these payments and benefits under the plan unless both (i) a “Change in Control” has occurred and (ii) the participant’s employment has been terminated (involuntarily or for “good reason”, but not for “cause”). Certain equity also may become vested upon the occurrence of a “Change in Control” in accordance with the provisions of the respective equity plans.

Any payment to a participant that would constitute an “excess parachute payment” within the meaning of 280G of the Code will cause the payment to be reduced to an amount, expressed in present value, which maximizes the aggregate present value of the payment, without causing any payment to be subject to the limitation of deduction under Section 280G. See the table on page 27 for estimates on the benefits the NEOs would have received if a participant was terminated on December 31, 2008, in connection with a “Change in Control”.

Tax Considerations

The Committee has considered the impact of the applicable tax laws with respect to compensation paid under the Company’s plans, arrangements and agreements. In certain instances, applicable tax laws impose potential penalties on such compensation and/or result in a loss of deduction to the Company for such compensation.

Section 409A.  Participation in, and compensation paid under, the Company’s plans, arrangements and agreements may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A of the Code. Generally, to the extent that the Company’s plans, arrangements and agreements fail to meet certain requirements under Section 409A of the Code, compensation earned there under may be subject to immediate taxation and tax penalties. It is the intent of the Company that its plans, arrangements and agreements will be structured and administered in a manner that complies with the requirements of Section 409A of the Code.

Section 162(m).  With certain exceptions, Section 162(m) of the Code limits the Company’s deduction for compensation in excess of $1M paid to certain covered employees. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. While the Committee considers the tax impact of any compensation arrangement, the Committee evaluates such impact in light of our overall compensation objectives. The Committee reserves the right to approve non-deductible compensation if it believes it is in the best interests of the Company’s shareholders. Additionally, if any provision of a plan or award that is intended to be performance-based, within the meaning of Section 162(m) of the Code, is later found to not satisfy the conditions of Section 162(m), the Company’s ability to deduct such compensation may be limited.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on this review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

William H. Rackoff, Chairman
G. Thomas McKane
Peter McIlroy II

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation of the Company’s NEOs for the years 2006, 2007 and 2008:

					Option	Non-Equity Incentive	All Other
Name	Year	Salary	Bonus[1]	Stock Awards[2]	Awards[3]	Plan Compensation[4]	Compensation		Total
	2008	$482,222	—	$142,443	—	$471,081	$90,066	[5]	$1,185,812
Stan L. Hasselbusch	2007	$445,000	—	$153,685	—	$1,015,239	$82,307		$1,696,231
	2006	$415,000	—	—	$6,487	$373,500	$78,991		$873,978

	2008	$216,501	—	$34,229	$45,198	$164,973	$47,229	[6]	$508,130
Donald L. Foster	2007	$197,837	—	$57,632	$49,452	$463,681	$42,239		$810,841
	2006	$190,837	—	—	$49,452	$126,907	$39,304		$406,500

	2008	$245,278	—	$34,229	—	$164,201	$44,187	[7]	$487,895
David J. Russo	2007	$225,000	—	$57,632	—	$484,080	$43,621		$810,333
	2006	$204,374	—	—	$20,186	$143,062	$36,243		$403,865

Kevin R. Haugh[8]	2008	$182,696	$30,000	$19,938	—	$99,804	$143,596	[9]	$476,034

	2008	$188,250	$35,750	$34,229	$43,032	$113,169	$44,872	[10]	$459,302
John F. Kasel	2007	$174,583	$35,750	$57,632	$47,817	$445,855	$41,528		$803,165
	2006	$166,533	$35,750	—	$73,946	$108,414	$32,661		$417,304

[1]	Mr. Kasel received a bonus of $35,750 in August 2006, 2007 and 2008 as part of an individual bonus arrangement which will be in place for one more year. Mr. Haugh received a signing bonus upon hire in the amount of $30,000.

[2]	For 2007, represents portion of the 2005-2007 LTIP payout distributed in stock to participants in 2007; 2008 values are the FY 2008 Company expense related to stock grants to executives in March 2008.

[3]	Amounts expensed for pre-2006 and pre-2007 option awards utilizing the provisions of SFAS No. 123R. See Note 1 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2006, December 31, 2007, and December 31, 2008, respectively.

[4]	For 2006, amounts represent cash awards under the 2006 annual incentive plan. For 2007, amounts represent cash awards under the 2007 annual incentive plan, as well as the cash portion of the 2005-2007 LTIP payout. For 2008, amounts represent cash awards paid under 2008 annual incentive plan. For further information see pages 13-16.

[5]	Includes a $48,391 Company Supplemental Executive Retirement Plan (“SERP”) contribution, executive medical reimbursement; Company paid term life insurance premium; Company contribution to 401(k) defined contribution retirement plan; Company paid long-term disability premium; car allowance and club membership.

[6]	Includes a Company paid SERP contribution; Company paid term life insurance premium; Company paid long-term disability premium; Company contribution to 401(k) defined contribution retirement plan; car allowance; and club membership.

[7]	Includes a Company paid SERP contribution; Company paid term life insurance premium; Company paid long-term disability premium; Company contribution to 401(k) defined contribution retirement plan; car allowance; and club membership.

[8]	Mr. Haugh first became an employee in February 2008.

[9]	Includes Company paid term life insurance premium; Company contribution to 401(k) defined contribution retirement plan; Company paid long-term disability premium; car allowance; club membership and $116,000 in relocation assistance.

[10]	Includes a Company paid SERP contribution; executive medical reimbursement; Company paid term life insurance premium; Company paid long-term disability premium; Company contribution to 401(k) defined contribution retirement plan; Company paid long-term disability premium; car allowance and club membership.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth vesting information regarding outstanding stock options, options that were unexercisable as of December 31, 2008, and unvested stock awards awarded to the NEOs as of December 31, 2008:

	Option Awards				Stock Awards
						Equity Incentive
					Equity Incentive	Plan Awards
					Plan Awards:	Market or
	Number of	Number of			Number of	Payout Value of
	Securities	Securities			Unearned	Unearned
	Underlying	Underlying			Shares, Units or	Shares, Units or
	Unexercised	Unexercised	Option	Option	Other Rights	Other Rights
	Options	Options	Exercise	Expiration	That Have Not	That Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested(1)	Vested ($)(2)

Stan L. Hasselbusch	—	—	—	—	11,387	356,185

Donald L. Foster	—	2,500 (3)	9.29	02/15/15	2,736	85,582
		3,750 (4)	9.30	12/12/14

David J. Russo	1,000	—	4.10	12/09/12	2,736	85,582

Kevin R. Haugh	—	—	—	—	1,594	49,860

John F. Kasel	—	6,250 (5)	14.77	12/04/15	2,736	85,582

(1)	Includes forfeitable, non-vested stock and, at target, performance share units. See pages 16-17.

(2)	Based on the Company’s December 31, 2008, closing share price of $31.28/share and with performance share units at target.

(3)	Vests on 02/15/09.

(4)	Vests on 06/13/09.

(5)	Vests on 05/25/09.

GRANTS OF PLAN-BASED AWARDS IN 2008

The following table provides information on grants of non-equity and equity awards to the NEOs in 2008:

					Estimated Future
					Payouts Under Equity
		Estimated Future Payouts Under			Incentive Plan		Grant Date
		Non-Equity Incentive Plan Awards $(1)			Awards (2)		Fair Value
	Grant						of Stock
Name	Date	Threshold	Target	Maximum	Target	Maximum	Awards $(3)
Stan L. Hasselbusch	03/06/08	62,689	313,444	626,888	11,387	19,927	455,822

Donald L. Foster	03/06/08	17,230	86,600	173,200	2,736	4,789	109,522

David J. Russo	03/06/08	22,075	110,375	220,750	2,736	4,789	109,522

Kevin R. Haugh	03/06/08	12,789	63,944	127,888	1,594	2,789	63,808

John F. Kasel	03/06/08	15,060	75,300	150,600	2,736	4,789	109,522

(1)	These grants reflect awards under the executive annual incentive program for 2008 which is discussed on pages 13-16. Amounts paid under this plan to the NEOs for 2008 are included in the Summary Compensation table under Non-Equity Incentive Plan Compensation.

(2)	These grants reflect awards under the Omnibus Plan for 2008 which is discussed on pages 16-17. These awards included both unvested awards of common stock and performance share units.

(3)	Refers to grant date fair value of target unvested awards of common stock and performance share units on March 6, 2008, of $40.03 per share or unit.

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table provides information on the NEOs stock option exercises and vesting in Company common stock in 2008:

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise	on Exercise $(1)	on Vesting	on Vesting $(2)
Stan L. Hasselbusch	70,000	2,556,589	3,500	140,105

Donald L. Foster	12,500	314,122	1,312	52,519

David J. Russo	10,000	337,000	1,312	52,519

Kevin R. Haugh	—	—	—	—

John F. Kasel	6,250	117,313	1,312	52,519

(1)	Difference between the market price of the stock at the time of exercise and the exercise price of the option, multiplied by the number of shares acquired.

(2)	Refers to the stock grants under the Company’s 2005-2007 Long-Term Incentive Plan, which were immediately vested upon grant in March 2008.

2008 NON-QUALIFIED DEFERRED COMPENSATION

The following table discloses the contribution earnings and balances under each of the Company’s defined contribution or other plan that provides for the deferred compensation that is not tax evaluated:

		Aggregate
	Registrant	Earnings in	Aggregate Balance at
Name	Contributions in 2008 $(1)	2008 $(2)	December 31, 2008 $(3)

Stan L. Hasselbusch	48,391	8,051	222,735

Donald L. Foster	8,850	858	23,746

David J. Russo	12,522	1,393	38,544

Kevin R. Haugh	—	—	—

John F. Kasel	8,075	875	24,200

(1)	Amounts represent 2008 Company contribution to Supplemental Executive Retirement Plan (“SERP”). The amounts are included in the Summary Compensation Table.

(2)	Amounts represent interest earned in 2008. In accordance with the SERP, the Company applied interest to the benefit amount using the calendar year’s rate of return of Fidelity’s Managed Income Portfolio, or a one-year annualized Treasury Bill interest rate, whichever is higher on the last Friday of each year. For 2008, these amounts were 3.75% and .40% respectively. The interest rate applied to the benefit in 2008 was 3.75%. These amounts are not included in the Summary Compensation Table.

Eligibility for participation in the SERP is limited to individuals who comprise a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA. Determining participation in the SERP is solely within the discretion of the Compensation Committee of the Board. A participant shall remain a participant only for so long as he continues in the employ of the Company, or the Compensation Committee, in its sole discretion determines that the participant shall no longer be a participant.

(3)	Amounts represent total SERP balance, as of December 31, 2008.

CHANGE IN CONTROL

As discussed on page 20, the Company has established the Key Employee Separation Plan in order to retain and motivate its executives to focus on the Company’s successful operation; regardless of any real or perceived threat from a “change in control”. The following table shows the benefits that the NEOs would have each received if their employment was terminated on December 31, 2008, as a result of a “change in control”:

					Total Potential
	Lump Sum Cash	Benefits		Outplacement	Benefit from
Name and Title	Payment(1)	Continuation(2)	Equity(3)	Services(4)	Change In Control

Stan L. Hasselbusch, President & CEO	$1,803,388	$26,272	$178,098	$15,000	$2,022,758

Donald L. Foster, Sr. V.P. Construction Products	$725,987	$26,272	$180,170	$15,000	$947,429

David J. Russo, Sr. V.P., CFO & Treasurer	$806,507	$26,272	$42,770	$15,000	$890,549

Kevin R. Haugh, V.P. Concrete Products	$299,808	$22,141	$24,941	$15,000	$361,890

John F. Kasel, Sr. V.P., Operations and Manufacturing	$608,239	$26,272	$145,958	$15,000	$795,469

(1)	Lump Sum Cash Payment is base salary at the end of 2008 plus the average of the past three incentives paid under the Annual Executive Incentive Plan multiplied by the benefit factor. Mr. Haugh’s benefit reflects that he became an employee in February 2008.

(2)	Benefits continuation is the cost of COBRA for the Company based on NEO’s benefit elections as of 12/31/08.

(3)	Assumes full accelerated vesting of all unvested stock options as of 12/31/08 using the closing price on 12/31/08 of $31.28; value to NEO is spread between exercise price of unvested option and closing price on 12/31/08; also assumes full accelerated vesting of all unvested restricted stock using the closing price on 12/31/08 of $31.28; assumes performance shares vesting at target and pro-rated for months elapsed as of 12/31/08 for the 36-month performance period, using the closing price on 12/31/08 of $31.28.

(4)	Upon change in control, each NEO would receive $15,000 of outplacement services.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of independent directors and oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is responsible for the appointment, compensation and retention of the Corporation’s independent registered public accountants. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements of the Company for the year ended December 31, 2008. The Audit Committee’s charter is available on the Company’s website (www.lbfoster.com). The Audit Committee held seven (two of which were telephonic) meetings during fiscal year 2008.

Management is responsible for the Company’s internal controls and for the financial reporting process. With respect to 2008, management advised the Audit Committee that all annual and quarterly financial statements reviewed by the Audit Committee had been prepared in accordance with generally accepted accounting principles.

The Audit Committee met and held discussions with Ernst & Young LLP, who are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing a report thereon, regarding the audited financial statements, including a discussion of the quality, not just the acceptability, of the Company’s accounting principles and Ernst & Young’s judgment regarding these matters. The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards Nos. 61 and 90 (Communications with Audit Committee). The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence. The Audit Committee concluded that Ernst & Young LLP’s independence had not been impaired.

The Audit Committee discussed with the Company’s internal auditor and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee discussed the results of Ernst & Young LLP’s quarterly review procedures with the Company’s Chief Executive Officer, Chief Financial Officer and Controller and with Ernst & Young LLP prior to the Company’s release of quarterly financial information.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Diane B. Owen, Chairman
Peter McIlroy II
Suzanne B. Rowland

ADDITIONAL INFORMATION

Management is not aware, at this time, of any other matters to be presented at the meeting. If, however, any other matters should come before the meeting or any adjournment thereof, the proxies will be voted at the discretion of the proxy holders.

Representatives of Ernst & Young LLP are expected to be in attendance at the meeting to respond to appropriate questions from shareholders and will have an opportunity to make a statement if they so desire.

Shareholders’ proposals intended to be presented at the Company’s 2010 annual meeting must be received by the Company no later than December 31, 2009, to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting. Pursuant to the Company’s By-Laws, a nomination of a person for election as a director and any other proposal made by a shareholder shall not be considered at a shareholders’ meeting unless written notice of the nomination or proposal has been received by the Company’s Secretary by the later of (i) the date which is 90 days in advance of the meeting date, or (ii) the seventh calendar day following the first public announcement of the date of the meeting.

Pittsburgh, Pennsylvania
April 9, 2009

L.B. FOSTER COMPANY
415 HOLIDAY DRIVE
PITTSBURGH, PA 15220-2729
ATTN: INVESTOR RELATIONS
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have this proxy card in hand with the 12-Digit Control Number when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M12116	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

L.B. FOSTER COMPANY			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors Recommends you vote “FOR“ Proposals 1 and 2.			☐	☐	☐

1.	Election of Directors Nominees: 01) G. Thomas McKane 02) William H. Rackoff 03) Diane B. Owen 04) Peter McIlroy II	05) Suzanne B. Rowland 06) Lee B. Foster II 07) Stan L. Hasselbusch

		For	Against	Abstain

2.	Ratify appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2009.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the 2008 Annual Report to Shareholders are available at www.proxyvote.com.

M12117

ANNUAL MEETING OF SHAREHOLDERS
May 21, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The shareholder(s) hereby appoint Lee B. Foster II and Stan L. Hasselbusch, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of L.B. Foster Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to he held at 11:00 AM, Eastern Time on May 21, 2009, at the Company’s headquarters, 415 Holiday Drive, Pittsburgh, PA 15220, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE TO THE BOARD OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2009.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE